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EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                           1995       1994*      1993*      1992*      1991*
                                                          --------------------------------------------------
EARNINGS                                                                    (in thousands)
       Income (loss) from continuing operations before
            extraordinary items and cumulative
            effect of change in accounting principle      12,029        184    (37,929)   (24,846)    (6,870)

            Tax (Expense) Benefit                         14,791     (1,790)   (13,450)    14,315      4,103

       Income (loss) from continuing operations before
            taxes, extraordinary items and cumulative
            effect of change in accounting principle      (2,762)     1,974    (24,479)   (39,161)   (10,973)

       Interest expense                                   25,860     29,168     33,341     38,186     38,390

       Amortization of capitalized interest expense          183        160        440        423        325

       Interest portion of rental expense                  2,439      2,721      2,676      3,257      3,405

                                                          --------------------------------------------------
            EARNINGS                                      25,720     34,023     11,978      2,705     31,147
                                                          ==================================================

FIXED CHARGES

       Interest Expense                                   25,860     29,168     33,341     38,186     38,390

       Plus - Interest capitalized during the period           2        182        134        740        988

       Interest portion of rental expense                  2,439      2,721      2,676      3,257      3,405

                                                          --------------------------------------------------
            FIXED CHARGES                                 28,301     32,071     36,151     42,183     42,783
                                                          ==================================================

Ratio of Earnings to fixed charges (a)                      --         1.06       --         --         --


             *  Reclassified to conform to 1995 presentation

            (a) Earnings were insufficient to cover fixed charges in the amounts of $2.6 million, $24.2 million, $39.5 million and $11.6 million in 1995, 1993, 1992 and 1991, respectively.